Exhibit 10.26

Alliance Laundry Holdings LLC

P.O. Box 990

Ripon, Wisconsin 54971

December     , 2004

Dear [Executive]:

To recognize your dedication and commitment to Alliance Laundry Holdings LLC (the “Company”), the Company is pleased to inform you of your participation in a special bonus program, as set out in this letter.

Your bonus amount is $                     (your “Closing Bonus”). Your Closing Bonus will be paid to you on the day on which the transactions contemplated by the Unit Purchase Agreement are consummated.

In the event that your employment with the Company and its subsidiaries terminates for any reason other than as a result of (a) a termination by the Company and its subsidiaries without Cause or (b) death, Disability, or Retirement, all amounts due to be paid to you herein but not yet paid shall be permanently and irrevocably forfeited by you to the Company as of the date you cease to be an employee. In the event your employment terminates because of (a) a termination by the Company without Cause or (b) death, Disability, or Retirement, you will continue to receive all amounts in the manner set forth herein.

Any rights that you may have in this arrangement shall be the rights of an unsecured creditor of the Company.

The terms Cause, Disability, Retirement, and Unit Purchase Agreement have the meanings set forth in Appendix A to this letter. The amounts payable to you pursuant to this letter will be subject to all applicable withholding obligations, and the amounts will not be taken into account for the purposes of calculating your compensation pursuant to any of the Company’s or its subsidiaries’ other benefit programs. Nothing in this letter will be deemed to confer on you any right to continued employment by the Company or any of its subsidiaries. The terms and conditions of this letter, and any similar letter between the Company and its other employees, are strictly confidential and you agree not to disclose this letter or any of its contents to any other person (other than members of your immediate family, and those of your personal financial advisors who need to know the information contained herein). This letter agreement shall not be modified or amended in any respect without your prior written consent and the prior written consent of the Company.

This letter agreement will be void and of no further force or effect in the event the transactions contemplated by the Unit Purchase Agreement are not consummated or if the Unit Purchase Agreement is terminated.

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I look forward to working with you as we progress together.

Very Truly Yours,

ALLIANCE LAUNDRY HOLDINGS LLC

By:
Name:
Title:

Agreed and Acknowledged:

[Executive]

APPENDIX A

As used herein, the following terms shall have the meanings set forth in your employment agreement with the Company or any of its Subsidiaries or, in the absence of an employment agreement, shall have the meaning indicated below:

“Cause” shall mean (i) the commission of a felony or the commission of any act or omission involving moral turpitude, dishonesty, disloyalty or fraud, (ii) conduct tending to bring the Company or any of its subsidiaries into public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries, (iv) failure to accept and cooperate with actions and initiatives assigned to you by the Board of Directors of the Company, the Chief Executive Officer, or your direct supervisor, or (v) you or any member of your family shall engage in any Restricted Activity with any customer, supplier or other person having a business relation with the Company, without the prior written approval of the Board.

“Disability” shall mean a physical or mental impairment that renders you unable to perform the essential functions of your position even with reasonable accommodation (that does not impose an undue hardship on the Company), and which has lasted at least sixty (60) consecutive days. A physician selected by the Company or its insurers, and consented to by you or your personal representative shall make the determination of the existence of a Disability. Consent by you or your personal representative shall not be unreasonably withheld.

“Restricted Activity” means directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier or other person having a business relation with the Company; provided however that the term Restricted Activity shall not include passive ownership of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the you have no active participation in the business of that corporation.

“Retirement” means resignation as a manager, director, officer or senior management employee of the Company or its Subsidiaries at or after age sixty (60) with 5 or more years of prior service with the Company or its subsidiaries.

“Unit Purchase Agreement” means the Unit Purchase Agreement, dated on or about December 6, 2004, by and among ALH Holding Inc., a Delaware corporation, the Company, and the other persons party thereto, as in effect on the date hereof.